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                                  EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                              AMERILINK CORPORATION

                        COMPUTATION OF PER SHARE EARNINGS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              FIFTY-TWO WEEKS ENDED
                                    --------------------------------------------
                                    APRIL 2, 1995  MARCH 31, 1996 MARCH 30, 1997
                                    -------------  -------------- --------------
 PRIMARY: (1)
    Average shares outstanding              3,156        3,479         3,479
    Net effect of dilutive stock
      options based on the treasury
      stock method                            195          147           110
                                          -------      -------        ------

        Total                               3,351        3,626         3,589
                                          -------      -------        ------
                                          -------      -------        ------

    Net income (A)                       $  1,492     $    457       $ 1,568
                                          -------      -------        ------
                                          -------      -------        ------
    Net income per common share (A)      $   0.45     $   0.13       $  0.44
                                          -------      -------        ------
                                          -------      -------        ------


 FULLY DILUTED: (1) (2)
    Average shares outstanding              3,156        3,479         3,479
    Net effect of dilutive stock
      options based on the treasury
      stock method                            195          155           112
                                          -------      -------        ------

         Total                              3,351        3,634         3,591
                                          -------      -------        ------
                                          -------      -------        ------

    Net income (A)                       $  1,492     $    457       $ 1,568
                                          -------      -------        ------
                                          -------      -------        ------
    Net income per common share (A)      $   0.45     $   0.13       $  0.44
                                          -------      -------        ------
                                          -------      -------        ------
-------------------
  (A) On a pro forma basis for the fifty-two weeks ended April 2, 1995

  (1) See notes 1 and 7 to the consolidated financial statements.

  (2) Fully dilutive effect of stock options on earnings per share for fiscal 1995 is equal to the primary earnings per share amount since the average market price of the common stock was higher than or equal to the ending market price for the period. Fully dilutive effect of stock options on per share amounts for fiscal 1996 and 1997 resulted in a reduction of less than 3% in the aggregate. Accordingly, fully diluted per share amounts were not presented in the Company's consolidated statements of income.

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